Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Patrick Billings
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS
STRONG 2017 OPERATING RESULTS

•	Company Affirms Earnings-Per-Share Guidance Range of $5.30 to $5.80 for 2018

•	Dividend Increased Approximately 9 Percent to $3.58 per Common Share on Annualized Basis

•	Federal Tax Reform Drives $1.6 Billion, Five-Year Repatriation Plan and Fourth-Quarter Tax Expense

SAN DIEGO, Feb. 27, 2018 - Sempra Energy (NYSE: SRE) today reported earnings of $256 million, or $1.01 per diluted share, in 2017, compared with earnings of $1.37 billion, or $5.46 per diluted share, in 2016.
On an adjusted basis, Sempra Energy’s 2017 earnings increased to $1.37 billion, or $5.42 per diluted share, from $1.27 billion, or $5.05 per diluted share, in 2016. Among the items excluded from 2017 adjusted earnings was a fourth-quarter $870 million income-tax expense related to the impact of the Tax Cuts and Jobs Act of 2017. A portion of this income-tax expense relates to Sempra Energy’s plans to repatriate approximately $1.6 billion of undistributed foreign earnings over the next five years. Also excluded from Sempra Energy’s 2017 adjusted earnings was the previously disclosed third-quarter $208 million after-tax write-off related to the California Public Utilities Commission (CPUC) denial of recovery by San Diego Gas & Electric (SDG&E) of costs related to the 2007 San Diego wildfires.
“In 2017, we produced outstanding financial and operating results, while making significant investments to fuel our future growth,” said Debra L. Reed, chairman, president and CEO of Sempra Energy. “Our proposal to acquire a majority stake in Oncor continues to gain positive momentum and we expect state regulators to complete their review within the next month. Our California utilities are executing on their robust capital programs to reinforce their systems and filed their General Rate Case applications for 2019. Additionally, both SDG&E and Sempra LNG & Midstream recently resolved key business issues, resulting in better visibility going forward.”
For the fourth quarter, Sempra Energy recorded a loss of $501 million, or $1.99 per diluted share, in 2017, compared with earnings of $379 million, or $1.51 per diluted share, in 2016. Excluding items in the table below, Sempra Energy’s adjusted earnings in the fourth quarter 2017 increased to $389 million, or $1.54 per diluted share, from $383 million, or $1.52 per diluted share, in the fourth quarter 2016.
These financial results reflect certain significant items, as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the fourth quarter and full year of 2017 and 2016.

	Three months ended			Years ended
	December 31,			December 31,
(Dollars, except EPS, and shares, in millions)	2017		2016	2017	2016

	(Unaudited)

GAAP (Losses) Earnings	$(501)		$379	$256	$1,370

Impact from the Tax Cuts and Jobs Act of 2017	870		—	870	—

Aliso Canyon Litigation Reserves	20		—	20	—

Write-Off of Wildfire Regulatory Asset	—		—	208	—

Gain on Gasoductos de Chihuahua (GdC) Acquisition	—		—	—	(350)

Gain on Sale of EnergySouth	—		—	—	(78)

Adjustments Related to Termoeléctrica de Mexicali (TdM) Held For Sale	—		4	42	95

(Recoveries) Losses Related to Permanent Release of Pipeline Capacity	—		—	(28)	123

Tax Repairs Adjustments Related to 2016 General Rate Case	—		—	—	80

Impairment of Investment in Rockies Express Pipeline	—		—	—	27

Adjusted Earnings(1)	$389		$383	$1,368	$1,267

Diluted Weighted-Average Common Shares Outstanding	253	(2)	252	252	251

GAAP (Losses) Earnings Per Diluted Share	$(1.99)	(2)	$1.51	$1.01	$5.46

Adjusted Earnings Per Diluted Share(1)	$1.54		$1.52	$5.42	$5.05

1)
Sempra Energy adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Table A in the appendix for information regarding non-GAAP financial measures and descriptions of adjustments above.

2)
For the three months ended Dec. 31, 2017, the total weighted average number of potentially dilutive securities was 0.8 million. However, these securities were not included in the computation of GAAP losses per common share since to do so would have decreased the loss per share.

Sempra Energy’s board of directors last week approved an approximate 9-percent increase in the company’s annualized dividend to $3.58 per common share from $3.29 per common share.
Yesterday, the U.S. Bankruptcy Court for the District of Delaware ruled that it will confirm the plan of reorganization and approve the merger for Sempra Energy to acquire Energy Future Holdings Corp. (EFH), including EFH’s indirect, approximate 80-percent ownership interest in Oncor Electric Delivery Company LLC (Oncor). On Feb. 15, the Public Utility Commission of Texas (PUCT) waived scheduled hearings and directed PUCT staff to draft a proposed order approving the merger, for a potential final vote as early as March 8. Additionally, last month, Sempra Energy conducted successful equity and debt offerings to raise funds for the transaction.

SEMPRA UTILITIES
San Diego Gas & Electric
SDG&E’s fourth-quarter earnings were $131 million in 2017, compared with $151 million in 2016. The decrease was primarily due to a $28 million income-tax expense related to the Tax Cuts and Jobs Act of 2017, partially offset by higher earnings from projects under construction.
SDG&E’s full-year earnings were $407 million in 2017, down from $570 million in 2016, primarily due to the third-quarter 2017 after-tax write-off of $208 million in regulatory assets related to the denial of recovery of costs associated with the 2007 San Diego wildfires.
On Jan. 30, 2018, SDG&E entered into a settlement agreement with Southern California Edison and multiple parties to resolve the cost-allocation dispute related to the retirement of the San Onofre Nuclear Generating Station (SONGS). If approved by the CPUC, the settlement would conclude the CPUC’s investigation into the original SONGS settlement. SDG&E has a 20-percent ownership stake in SONGS.

Southern California Gas Co.
In the fourth quarter 2017, SoCalGas’ earnings were $128 million, down from $151 million in the fourth quarter 2016, due primarily to litigation reserves recorded in 2017 related to the Aliso Canyon natural gas leak.
For the full year, SoCalGas’ earnings increased to $396 million in 2017 from $349 million in 2016, primarily due to higher earnings from the Pipeline Safety Enhancement Plan and Advanced Meter technology programs. Additionally, in 2016, SoCalGas had tax repairs adjustments related to the 2016 General Rate Case and an impairment charge related to CPUC denial of a proposed pipeline project.

Sempra South American Utilities
In the fourth quarter 2017, Sempra South American Utilities earnings increased to $52 million from $29 million in the fourth quarter 2016, primarily due to a $17 million charge in 2016 related to Peruvian tax reform, as well as higher operational earnings in 2017 in Peru.
In 2017, full-year earnings for Sempra South American Utilities were $186 million, up from $156 million in 2016.

SEMPRA INFRASTRUCTURE
Sempra Mexico
Sempra Mexico’s fourth-quarter 2017 earnings rose to $64 million, from $56 million in the fourth quarter 2016, due primarily to favorable currency exchange rate and inflation effects.
Sempra Mexico’s full-year earnings were $169 million in 2017, compared with $463 million in 2016, primarily due to the $350 million remeasurement gain in connection with IEnova’s Gasoductos de Chihuahua acquisition in 2016.

Sempra Renewables
Fourth-quarter earnings for Sempra Renewables were $203 million in 2017, compared with $12 million in 2016, primarily due to a $192 million non-cash income-tax benefit related to the Tax Cuts and Jobs Act of 2017.
In 2017, full-year earnings for Sempra Renewables were $252 million, up from $55 million in 2016.

Sempra LNG & Midstream
Sempra LNG & Midstream had earnings of $126 million in the fourth quarter 2017, compared with a net loss of $3 million in the fourth quarter 2016, due primarily to a $133 million non-cash income-tax benefit related to the Tax Cuts and Jobs Act of 2017.
For the full year, Sempra LNG & Midstream had earnings of $150 million in 2017, compared with a net loss of $107 million in 2016.
In December 2017, Sempra LNG & Midstream announced that the Cameron LNG joint-venture partners had reached a settlement agreement with their contractor, CCJV, related to construction of the Cameron LNG liquefaction project in Hackberry, La. The settlement resolves all of CCJV’s project-related claims as of the date of the agreement and better aligns the interests of all parties in achieving the joint goal of having all three of Cameron LNG’s liquefaction trains producing liquefied natural gas in 2019.

2018 EARNINGS GUIDANCE
Sempra Energy today affirmed its 2018 earnings-per-share guidance range of $5.30 to $5.80, reflecting both accretion from the expected closing of the Oncor transaction and the impact of federal tax reform.

NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures for Sempra Energy include fourth-quarter and full-year 2017 and 2016 adjusted earnings and adjusted earnings per share. Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the fourth-quarter 2017 financial tables.

INTERNET BROADCAST
Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. EST with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7936770.
Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2017 revenues of more than $11 billion. The Sempra Energy companies’ 16,000 employees serve approximately 32 million consumers worldwide.
###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," "contemplates," "assumes," "depends," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "target," "pursue," "outlook," "maintain," or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements.
Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission (CPUC), U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, states, cities and counties, and other regulatory and governmental bodies in the United States and other countries in which we operate; the timing and success of business development efforts and construction projects, including risks in obtaining or maintaining permits and other authorizations on a timely basis, risks in completing construction projects on schedule and on budget, and risks in obtaining the consent and participation of partners; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; approvals of proposed settlements or modifications of settlements; delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers (including with respect to amounts associated with the San Onofre Nuclear Generating Station facility and 2007 wildfires) or regulatory agency approval for projects required to enhance safety and reliability; the greater degree and prevalence of wildfires in California in recent years and risk that we may be found liable for damages regardless of fault, such as in cases where the doctrine of inverse condemnation applies, and risk that we may not be able to recover any such costs in rates from customers in California; the risk that rulings by the CPUC such as denying recovery for wildfire damages may raise our cost of capital and materially impair our ability to finance our operations; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the transmission grid, moratoriums or limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; changes in energy markets; volatility in commodity prices; moves to reduce or eliminate reliance on natural gas; the impact on the value of our investments in natural gas storage and related assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for storage services; risks posed by actions of third parties who control the operations of our investments, and risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments; weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of insurance, to the extent that such insurance is available or not prohibitively expensive; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; capital markets and economic conditions, including the availability of credit and the liquidity of our investments; fluctuations in inflation, interest and currency exchange rates and our ability to effectively hedge the risk of such fluctuations; the impact of recent federal tax reform and uncertainty as to how it may be applied, and our ability to mitigate any adverse impacts; actions by credit rating agencies to downgrade our credit ratings or those of our subsidiaries or to place those ratings on negative outlook; changes in foreign and domestic trade policies and laws, including border tariffs, and revisions to international trade agreements, such as the North American Free Trade Agreement, that make us less competitive or impair our ability to resolve trade disputes; the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company's (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E's electric transmission and distribution system and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation, and the potential risk of nonrecovery for stranded assets and contractual obligations; and other uncertainties, some of which may be difficult to predict and are beyond our control.
Forward-looking statements also include, statements about the anticipated benefits of the proposed merger involving Sempra Energy, EFH, and EFH’s 80.03 percent indirect interest in Oncor, including future financial or operating results of Sempra Energy or Oncor, Sempra Energy’s, EFH’s or Oncor’s plans, objectives, expectations or intentions, the anticipated impact of the merger, if consummated, on the credit ratings of Sempra Energy or Oncor, the expected timing of completion of the merger, plans regarding future capital investments by Sempra Energy or Oncor, future return on equity or capital structure of Sempra Energy or Oncor, and other statements that are not historical facts. Additional factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: the risk that Sempra Energy, EFH or Oncor may be unable to satisfy all closing conditions including obtaining governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger or be onerous to Sempra Energy; the risk that the merger may not be completed for other reasons, or may not be completed on the terms or timing currently contemplated; the risk that the anticipated benefits from the merger may not be fully realized or may take longer to realize than expected and that liabilities that survive the bankruptcy will be greater than we anticipate; the risk that Sempra Energy may be unable to obtain, additional permanent equity financing for the merger on favorable terms; the risk that indebtedness Sempra Energy incurs in connection with the merger may make it more difficult for Sempra Energy to repay or refinance its debt or take other actions, which may decrease business flexibility and increase borrowing costs; the diversion of management time and attention to merger-related issues; merger-related costs, whether or not the merger is completed, as well as disruptions to our business; and the risk that Oncor will eliminate or reduce its quarterly dividends due to its requirement to meet and maintain its new regulatory capital structure, or because any of the three major credit rating agencies rates Oncor’s senior secured debt securities below BBB (or the equivalent) or Oncor’s independent directors or a minority member director determine it is in the best interest of Oncor to retain such amounts to meet future capital expenditures.
These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov. Investors should not rely unduly on any forward-looking statements. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.
Sempra South American Utilities, Sempra Infrastructure, Sempra LNG & Midstream, Sempra Renewables, Sempra Mexico and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same as the California Utilities, San Diego Gas & Electric Company (SDG&E) or Southern California Gas Company (SoCalGas), and are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Years ended December 31,
(Dollars in millions, except per share amounts)	2017	2016	2017	2016
	(unaudited)
REVENUES
Utilities	$2,604	$2,561	$9,776	$9,261
Energy-related businesses	360	309	1,431	922
Total revenues	2,964	2,870	11,207	10,183

EXPENSES AND OTHER INCOME
Utilities:
Cost of electric fuel and purchased power	(551)	(508)	(2,281)	(2,188)
Cost of natural gas	(287)	(365)	(1,190)	(1,067)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(113)	(64)	(339)	(277)
Other cost of sales	(19)	(29)	(24)	(322)
Operation and maintenance	(910)	(861)	(3,117)	(2,970)
Depreciation and amortization	(384)	(342)	(1,490)	(1,312)
Franchise fees and other taxes	(111)	(111)	(436)	(426)
Write-off of wildfire regulatory asset	—	—	(351)	—
Impairment adjustment (losses)	—	1	(72)	(153)
Gain on sale of assets	1	3	3	134
Equity earnings, before income tax	3	2	34	6
Remeasurement of equity method investment	—	—	—	617
Other (expense) income, net	(47)	34	254	132
Interest income	20	7	46	26
Interest expense	(166)	(132)	(659)	(553)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	400	505	1,585	1,830
Income tax expense	(898)	(105)	(1,276)	(389)
Equity earnings, net of income tax	47	9	42	78
Net (loss) income	(451)	409	351	1,519
Earnings attributable to noncontrolling interests	(50)	(30)	(94)	(148)
Preferred dividends of subsidiary	—	—	(1)	(1)
(Losses) earnings	$(501)	$379	$256	$1,370

Basic (losses) earnings per common share	$(1.99)	$1.51	$1.02	$5.48
Weighted-average number of shares outstanding, basic (thousands)	251,902	250,645	251,545	250,217

Diluted (losses) earnings per common share(1)	$(1.99)	$1.51	$1.01	$5.46
Weighted-average number of shares outstanding, diluted (thousands)(1)	251,902	251,611	252,300	251,155

Dividends declared per share of common stock	$0.82	$0.75	$3.29	$3.02

(1)
For the three months ended December 31, 2017, the total weighted-average number of potentially dilutive securities was 0.8 million. However, these securities were not included in the computation of GAAP losses per common share since to do so would have decreased the loss per share.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP (LOSSES) EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2017 and 2016 as follows:
Three months ended December 31, 2017:

▪	$(870) million income tax expense from the impact of the Tax Cuts and Jobs Act of 2017 (TCJA)

▪	$(20) million associated with Aliso Canyon litigation reserves at SoCalGas

Three months ended December 31, 2016:

▪	$(4) million deferred income tax expense on Termoeléctrica de Mexicali (TdM) assets held for sale at Sempra Mexico

Year ended December 31, 2017:

▪	$(870) million income tax expense from the impact of the TCJA

▪	$(208) million write-off of wildfire regulatory asset at SDG&E

▪	$(47) million impairment of TdM assets held for sale

▪	$(20) million associated with Aliso Canyon litigation reserves at SoCalGas

▪	$5 million deferred income tax benefit on the TdM assets held for sale

▪	$28 million of recoveries related to 2016 permanent releases of pipeline capacity at Sempra LNG & Midstream

Year ended December 31, 2016:

▪
$350 million noncash gain from the remeasurement of our equity method investment in IEnova Pipelines (formerly Gasoductos de Chihuahua or GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (PEMEX), in connection with IEnova’s September 2016 acquisition of PEMEX’s 50-percent interest in GdC

▪	$78 million gain at Sempra LNG & Midstream on the September 2016 sale of EnergySouth Inc., the parent company of Mobile Gas and Willmut Gas

▪	$(123) million losses from the permanent releases of pipeline capacity at Sempra LNG & Midstream

▪	$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 General Rate Case Final Decision (2016 GRC FD) at the California Utilities

▪	$(27) million impairment charge related to Sempra LNG & Midstream’s investment in Rockies Express Pipeline LLC (Rockies Express)

▪	$(90) million impairment of TdM assets held for sale

▪	$(5) million deferred income tax expense related to our decision to hold TdM for sale

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations from 2017 to 2016 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP (Losses) Earnings and GAAP Diluted (Losses) Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	(Losses) earnings		Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts)	Three months ended December 31, 2017					Three months ended December 31, 2016
Sempra Energy GAAP (Losses) Earnings				$(501)					$379
Excluded items:
Impact from the TCJA	$—	$870	$—	870		$—	$—	$—	—
Aliso Canyon litigation reserves	20	—	—	20		—	—	—	—
Deferred income tax expense associated with TdM	—	—	—	—		—	7	(3)	4
Sempra Energy Adjusted Earnings				$389					$383

Diluted (losses) earnings per common share:
Sempra Energy GAAP (Losses) Earnings				$(1.99)	(2)				$1.51
Sempra Energy Adjusted Earnings				$1.54					$1.52
Weighted-average number of shares outstanding, diluted (thousands)				252,725	(2)				251,611

	Year ended December 31, 2017					Year ended December 31, 2016
Sempra Energy GAAP Earnings				$256					$1,370
Excluded items:
Impact from the TCJA	$—	$870	$—	870		$—	$—	$—	—
Write-off of wildfire regulatory asset	351	(143)	—	208		—	—	—	—
Impairment of TdM assets held for sale	71	—	(24)	47		131	(20)	(21)	90
Aliso Canyon litigation reserves	20	—	—	20		—	—	—	—
Deferred income tax (benefit) expense associated with TdM	—	(8)	3	(5)		—	8	(3)	5
Recoveries related to 2016 permanent releases of pipeline capacity	(47)	19	—	(28)		—	—	—	—
Remeasurement gain in connection with GdC acquisition	—	—	—	—		(617)	185	82	(350)
Gain on sale of EnergySouth	—	—	—	—		(130)	52	—	(78)
Permanent releases of pipeline capacity	—	—	—	—		206	(83)	—	123
SDG&E tax repairs adjustments related to 2016 GRC FD	—	—	—	—		52	(21)	—	31
SoCalGas tax repairs adjustments related to 2016 GRC FD	—	—	—	—		83	(34)	—	49
Impairment of investment in Rockies Express	—	—	—	—		44	(17)	—	27
Sempra Energy Adjusted Earnings				$1,368					$1,267

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$1.01					$5.46
Sempra Energy Adjusted Earnings				$5.42					$5.05
Weighted-average number of shares outstanding, diluted (thousands)				252,300					251,155
(1)
Income taxes were calculated based on applicable statutory tax rates, except for adjustments that are solely income tax. Income taxes on the impairment of TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates. An income tax benefit of $12 million associated with the 2017 TdM impairment has been fully reserved.

(2)
The total weighted-average number of potentially dilutive securities was 0.8 million. However, these securities were not included in the computation of GAAP losses per common share since to do so would have decreased the loss per share.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	December 31, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$288	$349
Restricted cash	62	66
Accounts receivable, net	1,584	1,554
Due from unconsolidated affiliates	37	26
Income taxes receivable	110	43
Inventories	307	258
Regulatory assets	325	348
Fixed-price contracts and other derivatives	66	83
Greenhouse gas allowances	299	40
Assets held for sale	127	201
Other	136	142
Total current assets	3,341	3,110

Other assets:
Restricted cash	14	10
Due from unconsolidated affiliates	598	201
Regulatory assets	1,517	3,414
Nuclear decommissioning trusts	1,033	1,026
Investments	2,527	2,097
Goodwill	2,397	2,364
Other intangible assets	596	548
Dedicated assets in support of certain benefit plans	455	430
Insurance receivable for Aliso Canyon costs	418	606
Deferred income taxes	170	234
Greenhouse gas allowances	93	295
Sundry	792	520
Total other assets	10,610	11,745
Property, plant and equipment, net	36,503	32,931
Total assets	$50,454	$47,786

Liabilities and Equity
Current liabilities:
Short-term debt	$1,540	$1,779
Accounts payable	1,523	1,476
Due to unconsolidated affiliates	7	11
Dividends and interest payable	342	319
Accrued compensation and benefits	439	409
Regulatory liabilities	109	122
Current portion of long-term debt	1,427	913
Fixed-price contracts and other derivatives	109	83
Customer deposits	162	158
Reserve for Aliso Canyon costs	84	53
Greenhouse gas obligations	299	40
Liabilities held for sale	49	47
Other	545	517
Total current liabilities	6,635	5,927
Long-term debt	16,445	14,429

Deferred credits and other liabilities:
Customer advances for construction	150	152
Due to unconsolidated affiliates	35	—
Pension and other postretirement benefit plan obligations, net of plan assets	1,148	1,208
Deferred income taxes	2,767	3,745
Deferred investment tax credits	28	28
Regulatory liabilities	3,922	2,876
Asset retirement obligations	2,732	2,431
Fixed-price contracts and other derivatives	316	405
Greenhouse gas obligations	—	171
Deferred credits and other	1,136	1,173
Total deferred credits and other liabilities	12,234	12,189
Equity:
Sempra Energy shareholders’ equity	12,670	12,951
Preferred stock of subsidiary	20	20
Other noncontrolling interests	2,450	2,270
Total equity	15,140	15,241
Total liabilities and equity	$50,454	$47,786

SEMPRA ENERGY
Table C

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(Dollars in millions)	2017	2016(1)

Cash Flows from Operating Activities
Net income	$351	$1,519
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,490	1,312
Deferred income taxes and investment tax credits	1,160	217
Write-off of wildfire regulatory asset	351	—
Impairment losses	72	153
Gain on sale of assets	(3)	(134)
Equity earnings, net	(76)	(84)
Remeasurement of equity method investment	—	(617)
Fixed-price contracts and other derivatives	7	21
Other	149	62
Net change in other working capital components	57	(59)
Insurance receivable for Aliso Canyon costs	188	(281)
Changes in other assets	(214)	49
Changes in other liabilities	93	153
Net cash provided by operating activities	3,625	2,311

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,949)	(4,214)
Expenditures for investments and acquisitions, net of cash, cash equivalents and restricted cash acquired	(270)	(1,504)
Proceeds from sale of assets, net of cash sold	17	763
Distributions from investments	26	25
Purchases of nuclear decommissioning and other trust assets	(1,314)	(1,034)
Proceeds from sales by nuclear decommissioning and other trusts	1,314	1,134
Advances to unconsolidated affiliates	(531)	(25)
Repayments of advances to unconsolidated affiliates	9	11
Other	(2)	9
Net cash used in investing activities	(4,700)	(4,835)

Cash Flows from Financing Activities
Common dividends paid	(755)	(686)
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of common stock	47	51
Repurchases of common stock	(15)	(56)
Issuances of debt (maturities greater than 90 days)	4,509	2,951
Payments on debt (maturities greater than 90 days)	(2,800)	(2,057)
(Decrease) increase in short-term debt, net	(36)	692
Advances from unconsolidated affiliates	35	—
Proceeds from sale of noncontrolling interests, net of $3 and $40 in offering costs, respectively	196	1,692
Net distributions to noncontrolling interests	(130)	(63)
Other	(43)	(21)
Net cash provided by financing activities	1,007	2,502

Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	(3)

Decrease in cash, cash equivalents and restricted cash	(61)	(25)
Cash, cash equivalents and restricted cash, January 1	425	450
Cash, cash equivalents and restricted cash, December 31	$364	$425

(1)	As adjusted for the retrospective adoption of ASU 2016-15 and ASU 2016-18.

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS

	Three months ended December 31,		Years ended December 31,
(Dollars in millions)	2017	2016	2017	2016
	(unaudited)
Earnings (Losses)
Sempra Utilities:
San Diego Gas & Electric	$131	$151	$407	$570
Southern California Gas	128	151	396	349
Sempra South American Utilities	52	29	186	156
Sempra Infrastructure:
Sempra Mexico	64	56	169	463
Sempra Renewables	203	12	252	55
Sempra LNG & Midstream	126	(3)	150	(107)
Parent and other	(1,205)	(17)	(1,304)	(116)
(Losses) Earnings	$(501)	$379	$256	$1,370

	Three months ended December 31,		Years ended December 31,
(Dollars in millions)	2017	2016(1)	2017	2016(1)
	(unaudited)
Capital Expenditures, Investments and Acquisitions
Sempra Utilities:
San Diego Gas & Electric	$433	$440	$1,555	$1,399
Southern California Gas	334	370	1,367	1,319
Sempra South American Utilities	106	61	245	194
Sempra Infrastructure:
Sempra Mexico	202	384	467	1,750
Sempra Renewables	136	132	497	871
Sempra LNG & Midstream	15	28	68	164
Parent and other	3	4	20	21
Capital Expenditures, Investments and Acquisitions	$1,229	$1,419	$4,219	$5,718

(1)	As adjusted for the retrospective adoption of ASU 2016-15 and ASU 2016-18.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended December 31,		Years ended or at December 31,
UTILITIES	2017	2016	2017	2016

SDG&E and SoCalGas
Gas Sales (Bcf)(1)	88	92	341	334
Transportation (Bcf)(1)	150	164	638	641
Total Deliveries (Bcf)(1)	238	256	979	975

Total Gas Customers (Thousands)			6,846	6,808

Electric Sales (Millions of kWhs)(1)	3,845	3,987	15,617	15,649
Direct Access (Millions of kWhs)	864	942	3,394	3,515
Total Deliveries (Millions of kWhs)(1)	4,709	4,929	19,011	19,164

Total Electric Customers (Thousands)			1,446	1,434

Other Utilities
Natural Gas Sales (Bcf)
Sempra Mexico – Ecogas	7	7	29	29
Mobile Gas(2)	—	—	—	33
Willmut Gas(2)	—	—	—	2

Natural Gas Customers (Thousands)
Sempra Mexico – Ecogas			120	119

Chile:
Electric Sales (Millions of kWhs)	735	739	2,936	2,900
Tolling (Millions of kWhs)	27	23	98	90
Total Deliveries (Millions of kWhs)	762	762	3,034	2,990

Peru:
Electric Sales (Millions of kWhs)	1,678	1,780	6,999	7,387
Tolling (Millions of kWhs)	539	396	1,922	1,365
Total Deliveries (Millions of kWhs)	2,217	2,176	8,921	8,752

Electric Customers (Thousands)
Chile			704	688
Peru			1,102	1,078

ENERGY-RELATED BUSINESSES

Sempra Infrastructure
Power Generated and Sold (Millions of kWhs)
Sempra Mexico(3)	1,305	826	4,337	3,173
Sempra Renewables(4)	1,075	815	4,175	2,956

(1)	Includes intercompany sales.

(2)	On September 12, 2016, Sempra LNG & Midstream completed the sale of the parent company of Mobile Gas and Willmut Gas.

(3)
Includes power generated and sold at the Termoeléctrica de Mexicali natural gas-fired power plant, which is currently held for sale, and the Ventika wind power generation facilities acquired in December 2016. Also includes 50 percent of total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50-percent ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.

(4)
Includes 50 percent of total power generated and sold related to solar and wind projects in which Sempra Energy has a 50-percent ownership interest. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.